EXHIBIT 2
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                                VOTING AGREEMENT

          THIS VOTING AGREEMENT (this "Agreement"), dated as of July 9, 2006, is made and entered into by and among Centro Saturn LLC, a Delaware limited liability company ("Parent"), Centro Saturn MergerSub LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent ("MergerSub" and together with Parent, "Buyer Parties"), and The New England Teamsters and Trucking Industry Pension Fund, a Massachusetts business trust ("Pension Fund"), and Net Realty Holding Trust, a Massachusetts business trust and a wholly owned subsidiary of Pension Fund ("Net" and together with Pension Fund, "NETT").

          WHEREAS, Heritage Property Investment Trust, Inc., a Maryland corporation (the "Company"), and Buyer Parties wish to effect a business combination through a merger of the Company with and into MergerSub (the "Merger") on the terms and subject to the conditions set forth in that certain Agreement and Plan of Merger, dated as of July 9, 2006, by and among the Company and Buyer Parties (the "Merger Agreement") and in accordance with the Maryland General Corporation Law and the Delaware Limited Liability Company Act;

          WHEREAS, NETT owns 19,563,558 shares of common stock, par value $0.001 per share, of the Company (including any equity interests into which such common shares may be converted or exchanged after the date hereof, the "Company Shares") (such Company Shares, together with any other equity interests in the Company acquired by NETT after the date hereof and during the term of this Agreement, being collectively referred to herein as the "Subject Shares"); and

          WHEREAS, as an inducement to Buyer Parties to enter into the Merger Agreement and incur the obligations set forth therein, Buyer Parties require that NETT enters into this Agreement, and NETT desires to enter into this Agreement.

          NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

     Section 1. Definitions. Capitalized terms used herein and not defined shall have the meanings specified in the Merger Agreement.

     Section 2. Representations, Warranties and Covenants of NETT. NETT represents and warrants to Buyer Parties as follows:

          (a) Authority. NETT has all requisite power and authority to enter into this Agreement, perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by NETT, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary action on the part of NETT. This Agreement has been duly authorized, executed and delivered by NETT and constitutes a valid and binding obligation of NETT enforceable in accordance with its terms.

          (b) No Conflicts. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby or compliance with the terms hereof will violate, conflict with or result in a breach, or constitute a default (with or without notice or lapse of time or


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both) under any provision of the organizational documents of NETT or any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license, judgment, order, notice, decree, statute, law, ordinance, rule or regulation applicable to NETT or to NETT's property or assets.

          (c) The Subject Shares. NETT is the beneficial owner of and has good and marketable title to, the Subject Shares, free and clear of any mortgage, lien, pledge, charge, encumbrance, security interest or other adverse claim. NETT does not own, of record or beneficially, any shares of beneficial interest of the Company other than the Subject Shares. NETT has the sole right to vote, or to dispose of, such Subject Shares, and none of such Subject Shares is subject to any agreement, arrangement or restriction (other than with respect to restricted shares) with respect to the voting of such Subject Shares, except as contemplated by this Agreement. There are no agreements or arrangements of any kind, contingent or otherwise, obligating NETT to sell, transfer, assign, grant a participation interest in, option, pledge, hypothecate or otherwise dispose or encumber (each, a "Transfer"), or cause to be Transferred, any of the Subject Shares. No Person has any contractual or other right or obligation to purchase or otherwise acquire any of the Subject Shares.

          (d) Litigation. There is no action, proceeding or investigation pending or threatened against NETT that questions the validity of this Agreement or any action taken or to be taken by NETT in connection with this Agreement.

          (e) Covenants. From the date hereof until the termination of this Agreement in accordance with Section 5 hereof:

               (i) NETT agrees not to take any action that would make any representation or warranty of NETT contained herein untrue or incorrect or have the effect of preventing, impeding, or in any material respect, interfering with or adversely affecting the performance by NETT of its obligations under this Agreement.

               (ii) NETT hereby waives any rights of appraisal or rights of dissent from the Merger that NETT may have;

               (iii) NETT hereby agrees, while this Agreement is in effect, to promptly notify Parent of the number of any new Company Shares acquired by NETT, if any, after the date hereof. Any such shares shall be subject to the terms of this Agreement as though owned by NETT on the date hereof; and

               (iv) NETT hereby authorizes Parent and the Company to publish and disclose in any announcement or disclosure required by the SEC and in the Proxy Statement NETT's identity and ownership of the Subject Shares and the nature of NETT's obligation under this Agreement, provided that NETT is provided with a reasonable opportunity to review and comment on such disclosure.

          Section 3. Representations and Warranties of Buyer Parties. Each of Buyer Parties hereby represents and warrants to NETT as follows:

          (a) Authority. Each of Buyer Parties has all requisite power and authority to enter into this Agreement, perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of


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this Agreement by Buyer Parties, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary action on the part of Buyer Parties. This Agreement has been duly executed and delivered by each of the Buyer Parties and constitutes a valid and binding obligation of each of Buyer Parties enforceable in accordance with its terms.

          (b) No Conflicts. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby or compliance with the terms hereof will violate, conflict with or result in a breach, or constitute a default (with or without notice or lapse of time or both) under any provision of, the organizational documents of Buyer Parties or any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license, judgment, order, notice, decree, statute, law, ordinance, rule or regulation applicable to Buyer Parties or to the Buyer Parties' property or assets.

          Section 4. Agreement to Vote in Favor and Against, Restrictions on Transfers, Irrevocable Proxy. Until the termination of this Agreement in accordance with Section 5, NETT agrees as follows:

          (a) Agreement to Vote in Favor. At any meeting of stockholders of the Company called to vote upon the Merger and the Merger Agreement or at any adjournment thereof or in any other circumstances upon which a vote, consent or other approval (including by written consent in lieu of a meeting) with respect to the Merger and the Merger Agreement is sought, NETT shall vote (or cause to be voted) its Subject Shares in favor of the approval of the Merger and the Merger Agreement and each of the transactions contemplated by the Merger Agreement.

          (b) Agreement to Vote Against. At any meeting of stockholders of the Company or at any adjournment thereof or in any other circumstances upon which a vote, consent or other approval of all or some of the stockholders of the Company is sought, NETT shall vote (or cause to be voted) its Subject Shares against (i) any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale or transfer of a material amount of assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company or any Acquisition Proposal, (ii) any amendment of the Company's Articles of Amendment and Restatement (Third) or Bylaws or other proposal or transaction involving the Company or any of its subsidiaries, which amendment or other proposal or transaction would in any manner delay, impede, frustrate, prevent or nullify the Merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement or change in any manner the voting rights of Company Shares, and (iii) any action, agreement, transaction or proposal that would result in a breach of any representation, warranty, covenant, agreement or other obligation of the Company in the Merger Agreement.

          (c) Restrictions on Transfer. NETT agrees not to, after the date of this Agreement, directly or indirectly, (i) Transfer or enter into any agreement, option or other arrangement (including any profit sharing arrangement) with respect to the Transfer of, any Subject Shares to any Person, other than pursuant to the Merger Agreement or (ii) grant any proxies, deposit any Subject Shares into any voting trust or enter into any voting arrangement, whether by proxy, voting agreement or otherwise, with respect to the Subject Shares, other than pursuant to this Agreement.


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          (d) Irrevocable Proxy. NETT hereby revokes any and all previous proxies granted with respect to the Subject Shares. Subject to the last two sentences of this subsection (d), NETT hereby irrevocably appoints Parent or its designee as NETT's agent, attorney and proxy, to vote (or cause to be voted) the Subject Shares in a manner consistent with Sections 4(a) and 4(b) hereof. This proxy is irrevocable and coupled with an interest and is granted in consideration of the Company and Parent entering into the Merger Agreement. In the event that NETT fails for any reason to vote the Subject Shares in accordance with the requirements of Sections 4(a) and 4(b) hereof, then the proxyholder shall have the right to vote NETT's Subject Shares in accordance with the provisions of the second sentence of this subsection (d). The vote of the proxyholder shall control in any conflict between the vote by the proxyholder of NETT's Subject Shares and a vote by NETT of its Subject Shares. Notwithstanding the foregoing, the proxy granted by NETT shall be automatically revoked upon termination of this Agreement in accordance with its terms.

          Section 5. Termination. This Agreement shall terminate (i) upon the earlier of (A) the Effective Time and (B) the termination of the Merger Agreement in accordance with the terms thereof, or (ii) at any time upon notice by Buyer Parties. No party hereto shall be relieved from any liability for breach of this Agreement by reason of any such termination.

          Section 6. No Shop.

          (a) General. NETT in its capacity as a stockholder of the Company shall not, and shall use its reasonable best efforts to cause its accountants, affiliates, attorneys, consultants, representatives or agents (collectively, the "Representatives") not to, directly or indirectly, (i) solicit, initiate or knowingly facilitate or encourage any Acquisition Proposal, (ii) participate in any negotiations regarding, or furnish to any person any material nonpublic information in connection with, any Acquisition Proposal, (iii) engage in discussions with any person with respect to any Acquisition Proposal, (iv) approve or recommend any Acquisition Proposal, or (v) enter into any letter of intent or similar document or any agreement or commitment providing for any Acquisition Proposal.

          (b) Notification. NETT promptly (and in any event within 24 hours) shall advise Parent orally and in writing of any Acquisition Proposal or any inquiry, proposal or offer, request for information or request for discussions or negotiations with respect to or that would reasonably be expected to lead to any Acquisition Proposal, the identity of the person making any such Acquisition Proposal or inquiry, proposal, offer or request and shall provide Parent with a copy (if in writing) and summary of the material terms of any such Acquisition Proposal or inquiry, proposal or request. NETT shall keep Parent informed of the status (including any change to the terms thereof) of any such Acquisition Proposal or inquiry, proposal or request. NETT agrees that it shall not and shall use its reasonable best efforts to cause its Representatives not to, enter into any confidentiality agreement or other agreement with any person subsequent to the date of this Agreement which prohibits NETT from providing such information to Parent.

          (c) Ongoing Discussions. On the date hereof, NETT shall immediately cease and cause to be terminated any existing solicitation, discussion or negotiation by NETT or its Representatives with respect to any Acquisition Proposal.


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          Section 7. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland, without regard to the conflicts of law rules of such state.

          Section 8. Jurisdiction. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal court located in the State of Maryland or any Maryland state court, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 12 shall be deemed effective service of process on such party.

          Section 9. Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

          Section 10. Specific Performance. NETT acknowledges and agrees that
(i) the covenants, obligations and agreements of NETT contained in this Agreement relate to special, unique and extraordinary matters, and (ii) a violation of any of the terms of such covenants, obligations or agreements will cause Buyer Parties irreparable injury for which adequate remedies are not available at law. Therefore, NETT agrees that Buyer Parties shall be entitled to an injunction, restraining order or such other equitable relief (without the requirement to post bond) as a court of competent jurisdiction may deem necessary or appropriate to restrain NETT from committing any violation of such covenants, obligations or agreements. These injunctive remedies are cumulative and in addition to any other rights and remedies Buyer Parties may have.

          Section 11. Amendment, Waivers, Etc. Neither this Agreement nor any term hereof may be amended or otherwise modified other than by an instrument in writing signed by Buyer Parties and NETT. No provision of this Agreement may be waived, discharged or terminated other than by an instrument in writing signed by the party against whom the enforcement of such waiver, discharge or termination is sought.

          Section 12. Assignment; No Third Party Beneficiaries. This Agreement shall not be assignable or otherwise transferable by a party without the prior consent of the other parties, and any attempt to so assign or otherwise transfer this Agreement without such consent shall be void and of no effect; provided that Buyer Parties may, in its sole discretion, assign or transfer all or any of its rights, interests and obligations under this Agreement to any affiliate of Buyer Parties. This Agreement shall be binding upon the respective heirs, successors, legal representatives and permitted assigns of the parties hereto.


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Nothing in this Agreement shall be construed as giving any Person, other than the parties hereto and their heirs, successors, legal representatives and permitted assigns, any right, remedy or claim under or in respect of this Agreement or any provision hereof.

          Section 13. Notices. All notices, requests, claims, demands and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by prepaid overnight courier (providing proof of delivery), by facsimile or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses or facsimile numbers, if to Buyer Parties, to:

                         Centro Saturn LLC
                         c/o Centro Properties Group
                         Corporate Offices 3rd Floor
                         The Glen Shopping Centre
                         235 Springvale Road
                         Glen Waverly Victoria, Australia 3150
                         Attention: Andrew Scott
                                    John Hutchinson
                         Telecopier No: 011-61-3-9886-1345

with a copy to:

                         Skadden, Arps, Slate, Meagher & Flom LLP
                         Four Times Square
                         New York, NY 10036-6522
                         Telecopier No: (212) 735-2000
                         Attention: Alan C. Myers, Esq.

if to NETT, to:

                         The New England Teamsters and Trucking Industry
                           Pension Fund
                         1 Wall Street
                         Burlington, Massachusetts 01803

                         Net Realty Holding Trust
                         1 Wall Street
                         Burlington, Massachusetts  01803
                         Attn: Joseph L Barry and David Laughton
                         Tel: (781) 345-4400
                         Facsimile: (781) 345-4403

with copies to:

                         Morgan, Lewis & Bockius LLP
                         1111 Pennsylvania Avenue, NW
                         Washington, DC  20004
                         Attn:  Harry Burton
                         Tel: (202) 739-5105
                         Facsimile: (202) 739-3001


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                         And

                         Feinberg, Campbell & Zack
                         177 Milk Street
                         Boston, MA  02109
                         Attn:  Michael Feinberg
                         Tel:  (617) 338-1976 , ext. 105
                         Facsimile:  (671) 338-7070

or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.

          Section 14. Remedies. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

          Section 15. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

          Section 16. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

          Section 17. NETT Capacity. NETT has executed this Agreement solely in its capacity as a stockholder of the Company. Without limiting the foregoing, nothing in this Agreement shall limit or affect any actions taken by any representative of NETT in his or her capacity as an officer, director, member, employee or manager of the Company.

          Section 18. Section Headings. The article and section headings of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

          Section 19. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.


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                            [SIGNATURE PAGES FOLLOW]


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     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                        PARENT:

                                        CENTRO SATURN LLC

                                        By: ____________________________________
                                        Name: __________________________________
                                        Title: _________________________________

                                        MERGERSUB:

                                        CENTRO SATURN MERGERSUB LLC

                                        By: ____________________________________
                                        Name: __________________________________
                                        Title:  ________________________________

NETT:

THE NEW ENGLAND TEAMSTERS AND
TRUCKING INDUSTRY PENSION FUND

By: ____________________________________
Name: __________________________________
Title:__________________________________


NET REALTY HOLDING TRUST
By: ____________________________________
Name: __________________________________
Title:__________________________________



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